Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	August 6, 2010

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common shares of $91.9 million ($10.00 per share) for the second quarter ended July 4, 2010, compared to net income available for common shares of $12.2 million ($1.30 per share) for the second quarter of last year. Net income includes $2.3 million ($0.25 per share) and $9.0 million ($0.95 per share) in losses from discontinued operations for the second quarter of 2010 and 2009, respectively. Income from continuing operations available for common shares was $94.2 million ($10.25 per share) for the second quarter of 2010, compared to $21.2 million ($2.25 per share) for the second quarter of 2009.

The Department of Education recently issued notices of proposed rulemaking. If enacted, the proposed rules may have a material effect on the future operations and results of Kaplan as further described in the division results below.

On August 2, 2010, the Company announced that it had entered into an agreement to sell Newsweek. The Company expects a closing date in the third quarter of 2010. Consequently, the Company’s income from continuing operations for the second quarter and year-to-date periods excludes Newsweek results, which have been reclassified to discontinued operations.

Items included in the Company’s income from continuing operations for the second quarter of 2010:

•	a $17.7 million charge recorded at The Washington Post in connection with the planned withdrawal from a multiemployer pension plan (after-tax impact of $11.0 million, or $1.19 per share); and

•	$3.8 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $2.3 million, or $0.25 per share).

Items included in the Company’s income from continuing operations for the second quarter of 2009:

•	$56.8 million in early retirement program expense at The Washington Post (after-tax impact of $35.2 million, or $3.77 per share);

•	$15.2 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $9.4 million, or $1.01 per share);

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•	$14.3 million in accelerated depreciation at The Washington Post (after-tax impact of $8.8 million, or $0.95 per share); and

•	$19.8 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $12.3 million, or $1.31 per share).

Revenue for the second quarter of 2010 was $1,201.8 million, up 11% from $1,083.2 million in the second quarter of 2009. Operating income increased in the second quarter of 2010 to $163.5 million, from $19.5 million in the second quarter of 2009. Revenue and operating results improved at all of the Company’s divisions for the quarter.

For the first six months of 2010, the Company reported net income available for common shares of $137.3 million ($14.90 per share), compared to a net loss available for common shares of $6.9 million ($0.74 per share) for the same period of 2009. Net income includes $8.5 million ($0.92 per share) and $26.5 million ($2.83 per share) in losses from discontinued operations for the first six months of 2010 and 2009, respectively. Income from continuing operations available for common shares was $145.8 million ($15.82 per share) for the first six months of 2010, compared to $19.6 million ($2.09 per share) for the first six months of 2009.

Items included in the Company’s income from continuing operations for the first six months of 2010:

•	a $17.7 million charge recorded at The Washington Post in connection with the planned withdrawal from a multiemployer pension plan (after-tax impact of $11.0 million, or $1.19 per share); and

•	$7.1 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $4.4 million, or $0.48 per share).

Items included in the Company’s income from continuing operations for the first six months of 2009:

•	$56.8 million in early retirement program expense at The Washington Post (after-tax impact of $35.2 million, or $3.77 per share);

•	$32.1 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $19.9 million, or $2.13 per share);

•	$27.7 million in accelerated depreciation at The Washington Post (after-tax impact of $17.2 million, or $1.84 per share); and

•	$18.4 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $11.4 million, or $1.22 per share).

Revenue for the first half of 2010 was $2,343.8 million, up 12% from $2,091.5 million in the first half of 2009, due to increased revenues at the Company’s education, television broadcasting and cable television divisions, offset by a slight revenue decline at the Company’s

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newspaper division. The Company reported operating income of $266.6 million for the first half of 2010, compared to $28.4 million for the first half of 2009. Operating results improved at all of the Company’s divisions for the first half of 2010.

Division Results

Education

Education division revenue totaled $747.3 million for the second quarter of 2010, a 15% increase over revenue of $649.3 million for the same period of 2009. Kaplan reported operating income of $109.0 million for the second quarter of 2010, up 88% from $58.1 million in the second quarter of 2009.

For the first six months of 2010, education division revenue totaled $1,458.7 million, a 17% increase over revenue of $1,242.9 million for the same period of 2009. Kaplan reported operating income of $166.9 million for the first six months of 2010, up from $69.3 million for the first six months of 2009.

A summary of Kaplan’s operating results for the second quarter and the first six months of 2010 compared to 2009 is as follows:

	Second Quarter			YTD
(In thousands)	2010	2009	% Change	2010	2009	% Change
Revenue
Higher education	$475,109	$376,899	26	$917,693	$710,434	29
Test preparation, excluding Score	109,096	115,117	(5)	211,515	223,928	(6)
Score	—	3,579	—	—	8,352	—
Kaplan international	137,389	126,061	9	271,374	243,977	11
Kaplan ventures	26,306	29,509	(11)	61,038	60,526	1
Kaplan corporate	1,283	603	—	2,574	1,213	—
Intersegment elimination	(1,860)	(2,445)	—	(5,489)	(5,577)	—

	$747,323	$649,323	15	$1,458,705	$1,242,853	17

Operating Income
Higher education	$126,243	$76,796	64	$212,136	$113,718	87
Test preparation, excluding Score	(562)	12,061	—	(7,363)	16,984	—
Score	—	(18,532)	—	—	(36,168)	—
Kaplan international	12,945	12,220	6	17,472	18,993	(8)
Kaplan ventures	(7,244)	(4,158)	(74)	(13,923)	(6,270)	—
Kaplan corporate	(15,202)	(12,591)	(21)	(28,392)	(23,051)	(23)
Kaplan stock compensation	(552)	(1,697)	67	(1,087)	(3,458)	69
Amortization of intangible assets	(6,355)	(6,089)	(4)	(11,631)	(11,630)	0
Intersegment elimination	(291)	97	—	(282)	151	—

	$108,982	$58,107	88	$166,930	$69,269	—

In the first quarter of 2010, Kaplan made several minor changes to its operating and reporting structure: Kaplan Compliance Solutions was moved from Kaplan Ventures to Test Preparation; Kaplan Continuing Education was moved from Test Preparation to Kaplan Ventures;

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and Colloquy (a business that provides online services to nonprofit higher education institutions) was moved from Kaplan Higher Education to Kaplan Ventures. The division results presented above reflect these changes.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. Higher education revenue and operating income grew significantly in the first half of 2010 due to enrollment growth, improved student retention and increased margins. Total KHE enrollments increased 18% in the first half of 2010, compared to 31% in the first half of 2009. A summary of KHE student enrollment at June 30, 2010, and June 30, 2009, is as follows:

	As of June 30,		% Change
	2010	2009
Kaplan University	67,409	52,591	28
Kaplan Higher Education Campuses	44,812	42,112	6

	112,221	94,703	18

Kaplan University and Kaplan Higher Education Campuses enrollment at June 30, 2010, and June 30, 2009, by degree and certificate programs is as follows:

	As of June 30,
	2010	2009
Certificate	25.3%	30.7%
Associate’s	33.9%	30.6%
Bachelor’s	33.8%	33.6%
Master’s	7.0%	5.1%

	100%	100%

In June 2010, the Department of Education released for public comment a notice of proposed rulemaking that addresses program integrity issues for postsecondary education institutions that participate in Title IV programs. The proposed regulations included, among other items, revised standards governing the payment of incentive compensation to admissions and financial aid advisors, standards around misrepresentation and the definition of “credit hour.” The Company cannot predict the substance of any final rules that may be adopted by the Department of Education with respect to program integrity issues.

In July 2010, the Department of Education released another notice of proposed rulemaking addressing substantive measurements for whether an educational program leads to gainful employment in a recognized occupation for purposes of that program’s eligibility for Title IV funds. The proposed rulemaking addressing the definition of gainful employment includes provisions whereby students at a program level must demonstrate certain levels of student loan repayment and/or a program’s graduates must achieve certain debt-to-income ratios for the institution’s program to remain eligible for participation in the Title IV program. Under the proposed regulation, if a program fails to meet some or all of these proposed requirements, the program’s eligibility to participate in the Title IV program may be restricted or lost entirely. The data needed to compute program eligibility under this proposed regulation is not readily accessible to the institutions, but is compiled by the Department of Education. Accordingly, the Company cannot currently predict with reasonable accuracy the impact the proposed regulation will have on its program offerings if it were enacted in its current form.

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With respect to both notices of proposed rulemaking, the Department of Education would need to issue final rules by November 1, 2010, for them to be effective July 31, 2011. The changes ultimately made to the Title IV regulations could adversely affect, among other things, Kaplan’s ability to retain admissions and financial aid advisors and the ability of Kaplan Higher Education division’s programs and students to qualify for Title IV financial assistance, and could otherwise have a material adverse effect on Kaplan’s operating results.

Management has filed public comments related to the proposed rules issued in June 2010 and also plans to file comments regarding the proposed gainful employment regulation.

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings, as well as the professional domestic training business, K12 and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $3.2 million and $7.8 million in severance, assets write-offs and other closure costs were recorded in the second quarter and first half of 2010, respectively, in connection with this plan. Test preparation revenue declined 5% and 6% in the second quarter and first half of 2010, respectively. Excluding acquisitions, test preparation revenue declined 8% in both the second quarter and first half of 2010 due mostly to the termination of certain K12 offerings. Test preparation operating results were also down in the first half of 2010 due to K12, reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs. The declines were offset by improved results at test preparation’s professional domestic training businesses due to expense reductions; total restructuring-related expenses of $1.8 million and $7.2 million were recorded in the second quarter and first half of 2009, respectively.

At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided by Score, in Kaplan test preparation centers. The plan was substantially completed by the end of the second quarter of 2009. The Company recorded charges of $24.9 million in asset write-downs, lease terminations, severance and accelerated depreciation of fixed assets in the first half of 2009. Of this amount, $13.4 million was recorded in the second quarter of 2009.

Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue increased 9% and 11% in the second quarter and first six months of 2010, respectively. The increase for 2010 is the result of strong enrollment growth in the University pathways business and favorable exchange rates in the U.K., Europe, Australia and Asia. Kaplan International operating income increased in the second quarter of 2010, but was down for the first six months of 2010 largely due to increased costs at Kaplan’s English-language programs.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Kaplan Ventures includes Kaplan EduNeering, Kaplan Continuing Education, Kaplan Virtual Education, Kidum, Kaplan IT Learning and other smaller businesses. Revenues at Kaplan Ventures declined 11% in the second quarter and increased 1% in the first six months of 2010, respectively; these revenue comparisons were adversely impacted by the April 2010 sale of Education Connection. Kaplan Ventures reported operating losses of $7.2 million and $13.9 million in the second quarter and first six

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months of 2010, respectively, compared to operating losses of $4.2 million and $6.3 million in the second quarter and first six months of 2009, respectively. The decline in results for 2010 is due to increased losses at Kaplan Virtual Education, a developing group of online high school institutions, and declines at some of the other Kaplan Ventures businesses.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Stock compensation charges relate to incentive compensation arising from equity awards under the Kaplan stock option plan. Kaplan recorded stock compensation expense of $0.6 million and $1.7 million in the second quarter of 2010 and 2009, respectively, and $1.1 million and $3.5 million in the first six months of 2010 and 2009, respectively, related to this plan.

Cable Television

Cable television division revenue of $190.6 million for the second quarter of 2010 represents a 2% increase from $186.7 million for the second quarter of 2009; for the first six months of 2010, revenue increased 3% to $379.9 million, from $370.2 million in the same period of 2009. The 2010 revenue increase is due to continued growth in the division’s cable modem and telephone revenues, and a $4 monthly rate increase for most basic subscribers in June 2009.

Cable division operating income increased 10% to $43.8 million in the second quarter of 2010, versus $39.8 million in the second quarter of 2009; cable division operating income for the first six months of 2010 increased 6% to $86.3 million, from $81.8 million for the first six months of 2009. The increase in operating income is due to the division’s revenue growth, offset by increased technical and sales costs.

At June 30, 2010, Revenue Generating Units (RGUs) were down 1% from the prior year due to a reduction in basic and digital subscribers, offset by growth in high-speed data and telephony subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	June 30, 2010	June 30, 2009
Basic	654,228	692,076
Digital	217,073	227,840
High-speed data	406,900	386,472
Telephony	120,588	100,208

Total	1,398,789	1,406,596

Newspaper Publishing

Newspaper publishing division revenue totaled $172.7 million for the second quarter of 2010, an increase of 2% from revenue of $168.8 million for the second quarter of 2009; division revenue declined slightly to $328.5 million for the first six months of 2010, from $329.7 million for the first six months of 2009. Print advertising revenue at The Washington Post in the second quarter of 2010 declined 6% to $75.2 million, from $80.0 million in the second quarter of 2009,

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and decreased 7% to $143.9 million for the first six months of 2010, from $154.3 million for the first six months of 2009. The print revenue decline in the second quarter of 2010 is largely due to reductions in retail and classified advertising; the decline in the first half of 2010 is largely due to reductions in retail, classified and general advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 14% to $26.9 million for the second quarter of 2010, versus $23.5 million for the second quarter of 2009; newspaper online revenues increased 11% to $50.6 million for the first six months of 2010, versus $45.6 million for the first six months of 2009. Display online advertising revenue grew 20% and 19% for the second quarter and first six months of 2010, respectively. Online classified advertising revenue on washingtonpost.com increased 5% for the second quarter of 2010, but decreased 4% for the first six months of 2010.

For the first six months of 2010, Post daily and Sunday circulation declined 10.7% and 9.5%, respectively, compared to the same periods of the prior year. A portion of this decline relates to increased circulation volumes in the first quarter of 2009 due to the Presidential Inauguration. For the six months ended July 4, 2010, average daily circulation at The Washington Post totaled 556,300, and average Sunday circulation totaled 776,900.

As previously disclosed, The Washington Post contributes to multiemployer plans on behalf of three union-represented employee groups. The Post has negotiated in collective bargaining the contractual right to withdraw from two of these plans; the right to withdraw from the CWA-ITU Negotiated Pension Plan (CWA-ITU Plan) has been the subject of contract negotiations that reached an impasse. In July 2010, the Post notified the union and the CWA-ITU Plan of its unilateral withdrawal from the Plan effective November 30, 2010. In connection with this action, The Washington Post recorded a $17.7 million charge in the second quarter of 2010 based on an estimate of the withdrawal liability.

As previously reported, The Washington Post recorded early retirement program expense of $56.8 million in the second quarter of 2009, the costs of which are being funded primarily from the assets of the Company’s pension plans. Also as previously reported, the Post closed a printing plant in July 2009 and consolidated its printing operations. The Post also completed the consolidation of certain other operations in Washington, DC, in the first quarter of 2010. In connection with these activities, accelerated depreciation of $14.3 million and $27.7 million was recorded in the second quarter and first six months of 2009, respectively, and a $3.1 million loss on an office lease was recorded by the Company in the first quarter of 2010.

The newspaper division reported an operating loss of $14.3 million in the second quarter of 2010, compared to an operating loss of $89.3 million in the second quarter of 2009. For the first six months of 2010, the newspaper division reported an operating loss of $28.1 million, compared to an operating loss of $143.1 million for the first six months of 2009. Excluding the multiemployer pension plan charge, early retirement program expense and accelerated depreciation, operating results improved in the first half of 2010 due to expense reductions in payroll, newsprint, depreciation, bad debt and agency fees, and expense reductions at washingtonpost.com. Newsprint expense was down 17% and 26% for the second quarter and first six months of 2010, respectively, due to a decline in newsprint consumption and prices.

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A summary of newspaper division operating results for the second quarter and the first six months of 2010 compared to 2009 is as follows:

	Second Quarter				YTD
(In thousands)	2010		2009	% Change	2010		2009	% Change
Operating revenues	$172,730		$168,765	2	$328,501		$329,656	0
Operating expenses, excluding special charges	(169,330	)*	(187,037)*	(9)	(338,853	)*	(388,267)*	(13)

	3,400	*	(18,272)*	—	(10,352	)*	(58,611)*	82

Multiemployer pension plan charge	(17,700)		—	—	(17,700)		—	—
Early retirement program expense	—		(56,800)	—	—		(56,800)	—
Accelerated depreciation	—		(14,275)	—	—		(27,688)	—

Operating loss	$(14,300)		$(89,347)	84	$(28,052)		$(143,099)	80

*	Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division increased 24% in the second quarter of 2010 to $82.6 million, from $66.7 million in 2009; operating income for the second quarter of 2010 increased to $29.8 million, from $14.3 million in 2009. For the first six months of 2010, revenue increased 22% to $156.1 million, from $127.8 million in 2009; operating income for the first six months of 2010 increased 92% to $50.7 million, from $26.4 million in 2009.

The increase in revenue and operating income is due to improved advertising demand in all markets and most product categories, particularly automotive. The increased revenue and operating income also includes $5.1 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2010, and a $3.3 million and $5.5 million increase in political advertising revenue for the second quarter and first six months of 2010, respectively.

Other Businesses and Corporate Office

Other businesses and corporate office included the expenses of the Company’s corporate office, the operating results of Avenue100 Media Solutions and the pension credit previously reported in the magazine publishing division (refer to Discontinued Operations discussion below).

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the second quarter of 2010 was $2.0 million, compared to losses of $0.2 million for the second quarter of 2009. For the first six months of 2010, the Company’s equity in losses of affiliates totaled $6.1 million, compared to losses of $1.0 million for the same period of 2009.

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Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $5.2 million for the second quarter of 2010, compared to other non-operating income, net, of $19.7 million for the second quarter of 2009. The second quarter 2010 non-operating expense, net, included $3.8 million in unrealized foreign currency losses and other items. The second quarter 2009 non-operating income, net, included $19.8 million in unrealized foreign currency gains.

The Company recorded other non-operating expense, net, of $8.5 million for the first six months of 2010, compared to other non-operating income, net, of $15.7 million for the same period of the prior year. The 2010 non-operating expense, net, included $7.1 million in unrealized foreign currency losses and other items. The 2009 non-operating income, net, included $18.4 million in unrealized foreign currency gains, offset by $2.9 million in impairment write-downs on cost method investments and other items.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar-denominated intercompany loans into U.S. dollars.

Net Interest Expense

The Company incurred net interest expense of $7.0 million and $14.3 million for the second quarter and first six months of 2010, respectively, compared to $7.2 million and $14.3 million for the same periods of 2009. At July 4, 2010, the Company had $399.5 million in borrowings outstanding at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for both the second quarter and first six months of 2010 was 38.4%, compared to 35.9% and 36.1%, respectively, for the second quarter and first six months of 2009.

Discontinued Operations

On August 2, 2010, the Company announced that it had entered into an agreement to sell Newsweek. Consequently, the Company’s income from continuing operations for the second quarter and year-to-date periods excludes magazine publishing operations, which have been reclassified to discontinued operations, net of tax. Under the terms of the asset purchase agreement, The Washington Post Company retains the pension assets and liabilities and certain employee obligations arising prior to the sale. The resulting gain or loss at closing is not expected to be material to the financial position of The Washington Post Company. The Company expects a closing date in the third quarter of 2010.

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Newsweek employees are participants in The Washington Post Company Retirement Plan, and Newsweek has historically been allocated a net pension credit. Since this net pension credit will be included in income from continuing operations in the future, it has been excluded from the reclassification of Newsweek results to discontinued operations. The pension cost arising from early retirement programs at Newsweek, however, is included in discontinued operations.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2010 was based on 9,192,690 and 9,216,626 weighted average shares outstanding, respectively, compared to 9,400,420 and 9,400,050, respectively, for the second quarter and first six months of 2009. In the first half of 2010, the Company repurchased 99,935 shares of its Class B common stock at a cost of $43.5 million.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2010	2009
Operating revenues	$1,201,812	$1,083,179	11
Operating expenses	(969,586)	(973,621)	0
Depreciation	(61,133)	(82,914)	(26)
Amortization of intangible assets	(7,604)	(7,191)	6

Operating income	163,489	19,453	—
Equity in earnings (losses) of affiliates, net	2,027	(206)	—
Interest income	599	475	26
Interest expense	(7,598)	(7,701)	(1)
Other (expense) income, net	(5,170)	19,719	—

Income from continuing operations before income taxes	153,347	31,740	—
Provision for income taxes	(58,900)	(11,400)	—

Income from continuing operations	94,447	20,340	—
Loss from discontinued operations, net of tax	(2,320)	(8,972)	(74)

Net income	92,127	11,368	—
Net loss attributable to noncontrolling interests	8	1,106	(99)

Net income attributable to The Washington Post Company	92,135	12,474	—
Redeemable preferred stock dividends	(231)	(225)	3

Net income available for The Washington Post Company common stockholders	$91,904	$12,249	—

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$94,224	$21,221	—
Loss from discontinued operations, net of tax	(2,320)	(8,972)	(74)

Net income	$91,904	$12,249	—

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$10.25	$2.26	—
Basic loss per common share from discontinued operations	(0.25)	(0.96)	(74)

Basic net income per common share	$10.00	$1.30	—

Basic average shares outstanding	9,125,783	9,339,815

Diluted income per common share from continuing operations	$10.25	$2.25	—
Diluted loss per common share from discontinued operations	(0.25)	(0.95)	(74)

Diluted net income per common share	$10.00	$1.30	—

Diluted average shares outstanding	9,192,690	9,400,420

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2010	2009
Operating revenues	$2,343,843	$2,091,479	12
Operating expenses	(1,940,400)	(1,889,135)	3
Depreciation	(122,731)	(160,082)	(23)
Amortization of intangible assets	(14,120)	(13,839)	2

Operating income	266,592	28,423	—
Equity in losses of affiliates, net	(6,082)	(968)	—
Interest income	925	1,283	(28)
Interest expense	(15,177)	(15,581)	(3)
Other (expense) income, net	(8,491)	15,676	—

Income from continuing operations before income taxes	237,767	28,833	—
Provision for income taxes	(91,300)	(10,400)	—

Income from continuing operations	146,467	18,433	—
Loss from discontinued operations, net of tax	(8,512)	(26,548)	(68)

Net income (loss)	137,955	(8,115)	—
Net loss attributable to noncontrolling interests	20	1,894	—

Net income (loss) attributable to The Washington Post Company	137,975	(6,221)	—
Redeemable preferred stock dividends	(692)	(698)	(1)

Net income (loss) available for The Washington Post Company common stockholders	$137,283	$(6,919)	—

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$145,795	$19,629	—
Loss from discontinued operations, net of tax	(8,512)	(26,548)	(68)

Net income (loss)	$137,283	$(6,919)	—

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$15.83	$2.10	—
Basic loss per common share from discontinued operations	(0.93)	(2.84)	(67)

Basic net income (loss) per common share	$14.90	$(0.74)	—

Basic average shares outstanding	9,150,315	9,339,445

Diluted income per common share from continuing operations	$15.82	$2.09	—
Diluted loss per common share from discontinued operations	(0.92)	(2.83)	(67)

Diluted net income (loss) per common share	$14.90	$(0.74)	—

Diluted average shares outstanding	9,216,626	9,400,050

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2010	2009		2010	2009
Operating Revenues:
Education	$747,323	$649,323	15	$1,458,705	$1,242,853	17
Cable television	190,558	186,684	2	379,916	370,192	3
Newspaper publishing	172,730	168,765	2	328,501	329,656	0
Television broadcasting	82,592	66,653	24	156,074	127,816	22
Other businesses and corporate office	10,693	13,156	(19)	24,827	23,976	4
Intersegment elimination	(2,084)	(1,402)	—	(4,180)	(3,014)	—

	$1,201,812	$1,083,179	11	$2,343,843	$2,091,479	12

Operating Expenses:
Education	$638,341	$591,216	8	$1,291,775	$1,173,584	10
Cable television	146,768	146,877	0	293,590	288,373	2
Newspaper publishing	187,030	258,112	(28)	356,553	472,755	(25)
Television broadcasting	52,786	52,385	1	105,357	101,405	4
Other businesses and corporate office (1)	15,482	16,538	(6)	34,156	29,953	14
Intersegment elimination	(2,084)	(1,402)	—	(4,180)	(3,014)	—

	$1,038,323	$1,063,726	(2)	$2,077,251	$2,063,056	1

Operating Income (Loss):
Education	$108,982	$58,107	88	$166,930	$69,269	—
Cable television	43,790	39,807	10	86,326	81,819	6
Newspaper publishing	(14,300)	(89,347)	84	(28,052)	(143,099)	80
Television broadcasting	29,806	14,268	—	50,717	26,411	92
Other businesses and corporate office (1)	(4,789)	(3,382)	(42)	(9,329)	(5,977)	(56)

	$163,489	$19,453	—	$266,592	$28,423	—

Depreciation:
Education	$19,129	$22,401	(15)	$37,877	$42,082	(10)
Cable television	30,722	31,099	(1)	62,348	62,198	0
Newspaper publishing	7,818	25,741	(70)	15,702	49,509	(68)
Television broadcasting	3,260	3,486	(6)	6,397	5,930	8
Other businesses and corporate office	204	187	9	407	363	12

	$61,133	$82,914	(26)	$122,731	$160,082	(23)

Amortization of Intangible Assets:
Education	$6,355	$6,089	4	$11,631	$11,630	0
Cable television	75	85	(12)	151	152	(1)
Newspaper publishing	389	219	78	671	462	45
Television broadcasting	—	—	—	—	—	—
Other businesses and corporate office	785	798	(2)	1,667	1,595	5

	$7,604	$7,191	6	$14,120	$13,839	2

Pension (Expense) Credit:
Education	$(1,526)	$(1,106)	38	$(2,875)	$(2,238)	28
Cable television	(475)	(394)	21	(943)	(787)	20
Newspaper publishing (2)	(23,192)	(61,600)	(62)	(28,752)	(66,616)	(57)
Television broadcasting	(295)	(147)	—	(557)	(294)	89
Other businesses and corporate office (1)	8,552	8,017	(7)	16,626	16,035	(4)

	$(16,936)	$(55,230)	—	$(16,501)	$(53,900)	—

(1)	Includes pension credits previously reported in the magazine publishing division.
(2)	Includes a $17.7 million charge in the second quarter of 2010 related to the withdrawal from a multiemployer pension plan.

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